Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY ACT

1.)	The jurisdiction where the corporation first formed is the State of Delaware.

2.)	The jurisdiction immediately prior to filing this Certificate is the State of Delaware.

3.)	The date the corporation first formed was August 12, 1999.

4.)	The name of the corporation immediately prior to filing this Certificate is DUANE READE INTERNATIONAL, INC.

5.)	The name of the Limited Liability Company as set forth in the Certificate of Formation is DUANE READE INTERNATIONAL, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Conversion on the 23rd day of July, 2009.

By:	/s/ JOSEPH C. MAGNACCA
Name:	Joseph C. Magnacca
Title:	President